Sasol Limited

Registration No 1979/003231/06

THE SASOL 2022 LONG-TERM INCENTIVE PLAN

(“The Plan”)

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1.	INTRODUCTION

1.1.	The purpose of this Plan is for the Company to provide Executives and selected other senior Employees of the Employer Companies with the opportunity to receive Shares in the Company in the form of Awards. The Plan will furthermore provide Participants with the opportunity to share in the success of the Company, provide alignment between the interests of senior employees of the Group and shareholders of the Company and act as a retention tool for Participants that are high performers and those with critical and scarce skills.

1.2.	The Plan could be used to make:

1.2.1.	annual awards of Long-Term Incentives to Employees; and

1.2.2.	ad hoc awards of Long-Term Incentives to Employees for reasons of appointment, promotion and/or retention,

the Vesting of which will be subject to the satisfaction by Participants of Employment Conditions and Performance Conditions as determined by RemCom in accordance with Rule 7.2.

1.3.	Participants who received awards between 1 September 2022 and the date of approval of the Plan by the Company’s shareholders, will be deemed to be Participants under this Plan, and the Rules of this Plan will apply to such Participants, notwithstanding this Plan having been approved by the Company’s shareholders after 1 September 2022.

2.	INTERPRETATION

2.1.	In these Rules, unless inconsistent with the context, the following words and expressions shall have the following meanings set out hereafter -

2.1.1.	“Accept” the deemed acceptance of an Award by an Employee in terms of Rule 5.2.3, unless the Employee specifically rejects the Award and “Accepted” or “Acceptance” shall be construed accordingly;

2.1.2.	“Act” the Companies Act No. 71 of 2008;

2.1.3.	“Additional Shares” such additional number of Shares (rounded down to the nearest whole number in the case of fractions) equal in value to the dividends

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that that Participant would have received on such number of the Conditional Shares that Vest had he been the owner of the Vested Conditional Shares, during the period from the Award Date to the Vesting Date by reference to the dividend record dates occurring in that period;

2.1.4.	“ADR” an American Depository Receipt, which is a negotiable certificate issued by a US Bank representing one ordinary share each in the share capital of the Company and which is traded on the New York Stock Exchange;

2.1.5.	“Auditors” the auditors of the Company from time to time;

2.1.6.	“Award” or “Long-Term Incentive” or “LTI” a right granted by the Company to a Participant to receive, subject to the satisfaction by Participants of the Employment Condition and Performance Condition(s), a specified number of Conditional Shares, commonly referred to by the Company in its communiques to Participants, as “Long-Term Incentives” or “LTIs”, together with the right to receive any Additional Shares relating thereto;

2.1.7.	“Award Date” the date, specified in an Award Letter, on which an Award is made to an Employee, being a date not earlier than the date on which it was resolved to make such an Award to the Employee, subject to Rule 1.3;

2.1.8.	“Award Letter” a letter containing the information specified in Rule 5.2, sent by the Company, or its nominee, to an Employee, informing the Employee of the Award that has been made to him by the Company;

2.1.9.	“Business Day” any day on which the JSE is open for the transaction of its business;

2.1.10.	“Capitalisation Issue” an issue of capitalisation shares as contemplated in section 47 of the Act;

2.1.11.	“Change of Control” where a person (or persons acting together in concert), who did not have Control of the Company prior to the Change of Control Date, on the Change of Control Date through a transaction, or series of transactions, acquire/s Control of the Company;

2.1.12.	“Change of Control Date” the date on which a Change of Control of the Company becomes effective;
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2.1.13.	“Closed Period” a closed period as defined in terms of the JSE Listings Requirements;

2.1.14.	“Company” Sasol Limited, Registration No 1979/003231/06; a public company duly registered and incorporated with limited liability in accordance with the company laws of South Africa;

2.1.15.	“Company Secretary” the company secretary of the Company as appointed in terms of the Act from time to time;

2.1.16.	“Conditional Shares” as regards any Participant, Shares, the Vesting of which is subject to the fulfilment of the Employment Condition and Performance Condition(s) as specified in the Award Letter, as adjusted if applicable, in accordance with Rule 11;

2.1.17.	“Control” shall have the meaning assigned to it in sections 2(2)(a), (b) and (c) of the Act, save that “company” when used in section 2(2) shall, in relation to these Rules, be deemed to include a juristic person incorporated in any jurisdiction outside of South Africa;

2.1.18.	“Costs and Expenses” any –

2.1.18.1.	taxation on the Awards and/or the Vesting of the Conditional Shares and Additional Shares relating thereto;

2.1.18.2.	other taxes due by the Participant, whether related to this Plan or not, in respect of which liability is imposed on the Company and/or any Employer Company;

2.1.18.3.	social security charges in respect of which the Participant is liable; and

2.1.18.4.	costs incurred by the Company or any Employer Company or the nominee company contemplated in Rule 7.5.1 in effecting any sales contemplated in Rule 8.1, including brokerage and Securities Transfer Tax;

2.1.19.	“Country Schedule” a schedule to these Rules to be adopted as directed by the RemCom, governing participation in the Plan by Participants employed by

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the Group in jurisdictions other than South Africa. Such Country Schedule shall form part of the Rules, and will govern the Award made in terms hereof;

2.1.20.	“Date of Termination of Employment” the date upon which a Participant is no longer permanently employed by any Employer Company, being the date upon which the termination of permanent salaried employment of a Participant with the last Employer Company takes effect;

2.1.21.	“Directors” the directors of the Company from time to time;

2.1.22.	“Employee” any person holding permanent salaried employment with an Employer Company, and who is appointed to a position linked to role category “Operational or Functional Execution” or higher, but excluding any non-executive director of any Employer Company;

2.1.23.	“Employer Company” the Company or any Subsidiary which employs a Participant;

2.1.24.	“Employment Condition” the condition of continued employment of the Participant by any one or more of the Employer Company within the Group for the duration of the Employment Period(s), such Employment Period(s) being specified in the Award Letter;

2.1.25.	“Employment Period” subject to Rule 9, the period commencing on the Award Date and ending on the date as specified in the Award Letter (both dates included) during which the Participant is required to fulfil the Employment Condition, being a period of not less than 3 (three) years (save as contemplated expressly in this Plan);

2.1.26.	“Executive” a Participant who, at the time of receiving an Award, is:

2.1.26.1.	an Executive Vice President (which, for purposes of the interpretation of the Rules, includes the President and Chief Executive Officer of the Company), executive directors of the Company and other members of the Group Executive Committee; or
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2.1.26.2.	a Senior Vice President which comprises members of the group leadership team of the Group, being the role category layer below an Executive Vice President;

2.1.27.	“Financial Year” the financial year of the Company, currently commencing on 1 July of each year, as amended from time to time;

2.1.28.	“Group” the Company and its Subsidiary/ies from time to time;

2.1.29.	“JSE” the exchange operated by JSE Limited, Registration No 2005/022939/06, a public company duly registered and incorporated with limited liability in accordance with the company laws of South Africa, licensed as an exchange under the Financial Markets Act, No. 19 of 2012;

2.1.30.	“JSE Listings Requirements” the Listings Requirements of the JSE, as amended from time to time whether by way of practice note or otherwise;

2.1.31.	“Liquidation Date” the date on which any application for the final liquidation of the Company is successful;

2.1.32.	“Majority of Operations” all or the greater part of the assets or undertaking of the Company;

2.1.33.	“Participant” an Employee to whom an Award has been made under this Plan, including the executor of the Participant’s deceased estate, unless, pursuant to Rule 5.2.3, he has specifically declined the Award;

2.1.34.	“Performance Condition(s)” if applicable, condition(s) to be complied with in order for an Award (or relevant portion thereof) to Vest, in addition to the Employment Condition, as contemplated in Rule 6 and set out in the Award Letter;

2.1.35.	“Performance Period” the period (which cannot be less than 3 (three) years (save as contemplated expressly in this Plan) during which the Performance Condition(s) is(are) required to be satisfied as regards the relevant Conditional Shares, as provided for in the applicable Award Letter;

2.1.36.	“Plan” the Sasol 2022 Long-Term Incentive Plan established by the Company pursuant to, and governed by, these Rules;
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2.1.37.	“Prohibited Period” -

2.1.37.1.	a Closed Period; and

2.1.37.2.	any other period, as determined by the Company, when in the Company’s sole and absolute discretion, there exists any circumstance which constitutes or may constitute, price sensitive information in relation to the Company’s securities; and

2.1.37.3.	an additional buffer period determined by the Company in its sole and absolute discretion to permit any price sensitive information being absorbed by the market;

2.1.38.	“Recharge Policy” a policy or agreement in force from time to time between the Company and an Employer Company regulating the funding of the Settlement;

2.1.39.	“RemCom” the remuneration committee of the Company’s board of Directors for so long as it is responsible for the governance and implementation of the Plan or any other committee of the Company’s board of Directors which becomes responsible for the governance and/or implementation of the Plan;

2.1.40.	“Retirement” in relation to a Participant, normal or early retirement as determined by the rules of any applicable Employer Company’s retirement funds;

2.1.41.	“Rights Issue” a rights issue as defined in the Act;

2.1.42.	“Rules” these rules of the Plan, as amended from time to time;

2.1.43.	“Settlement” the delivery of Shares and/or cash to a Participant as contemplated in Rule 8 and the words “Settle” and “Settled” shall bear a corresponding meaning;

2.1.44.	“Settlement Date” the date on which Settlement shall occur as contemplated in Rule 8, but which cannot occur during a Prohibited Period, unless the Participant made the election set out in Rule 8.1 prior to the start of such Prohibited Period, which applies even as regards Participants who have

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retired or are otherwise no longer employed unless the Company determines otherwise in its sole and absolute discretion;

2.1.45.	“Share” an ordinary share in the share capital of the Company listed on the main board of the JSE or in the case of certain employees as determined by the Company in its sole and absolute discretion, an ADR, as the case may be;

2.1.46.	“Subsidiary” a company incorporated under the Act or a juristic person incorporated in a jurisdiction other than South Africa, which is controlled by the Company as contemplated in section 3 of the Act;

2.1.47.	“Vest” the unconditional entitlement to Settlement as regards the Conditional Shares together with any Additional Shares relating thereto as determined according to Rule 7.1 and “Vesting” and “Vested” shall be construed accordingly; and

2.1.48.	“Vesting Date(s)” the date on which Vesting occurs, which cannot occur during a Prohibited Period (and if the Prohibited Period covers a Closed Period, which cannot occur until the 3rd (third) day after the end of that Closed Period, even if the Prohibited Period has ended), which applies even as regards Participants who have retired or are otherwise no longer employed unless the Company determines otherwise in its sole and absolute discretion;

2.1.49.	“Vesting Notice” the written notice given by the Company to Participants whose Conditional Shares have Vested or will Vest at their last known addresses in each case, that their Conditional Shares have Vested or will Vest as contemplated in Rules 7.1 and 7.3.

2.2.	The headings in these Rules are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.3.	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive provision in the body of these Rules.

2.4.	Unless the context indicates otherwise, an expression that denotes any gender includes the others; a natural person includes a created entity (corporate or unincorporated) and the singular includes the plural, and vice versa in each case.
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2.5.	References in these Rules to any statutory provisions include a reference to those provisions as amended or replaced from time to time and include any regulations made under them.

2.6.	When any number of days is prescribed in this Plan, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding day which is a Business Day.

2.7.	Unless a contrary intention clearly appears -

2.7.1.	if figures are referred to in numbers and in words and if there is any conflict between the two, the words shall prevail;

2.7.2.	the words "include", "including" and "in particular" shall be construed as being by way of example or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding word/s;

2.7.3.	any reference in this plan to another agreement or document shall be construed as a reference to such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented; and

2.7.4.	the words "other" and "otherwise" shall not be construed eiusdem generis with any preceding words if a wider construction is possible.

3.	OPERATION OF THIS PLAN

3.1.	Basis of Awards

3.1.1.	The Directors of the Company have delegated to RemCom the final authority to decide:

3.1.1.1.	which category of Employees will participate in the Plan from time to time;

3.1.1.2.	subject to Rule 4.1, the aggregate number of Conditional Shares to comprise Awards to all Employees;
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3.1.1.3.	subject to Rule 4.2, the number of Conditional Shares that may comprise an Award to be granted to an Employee by taking into consideration the Employee’s basic salary or total guaranteed package, role category, performance, potential, retention requirements and market benchmarks;

3.1.1.4.	the Employment Period and Vesting Date or Vesting Dates as determined by RemCom in accordance with Rule 7.2;

3.1.1.5.	the terms of the Performance Condition(s);

3.1.1.6.	the Performance Period(s);

3.1.1.7.	any other terms; and

3.1.1.8.	all other issues relating to the governance and administration of the Plan.

3.2.	The Company or its nominee shall issue an Award Letter to every Employee who becomes eligible for participation in the Plan in terms of these Rules.

3.3.	Pursuant to the Recharge Policy, the Company or Employer Companies will remain responsible for procuring the Settlement of Shares under the Plan in respect of the Participants employed by them on the Settlement Date, or as may otherwise be regulated under the Recharge Policy.

3.4.	A Participant will not be entitled to any beneficial rights in and to the Shares which are the subject of an Award and any Additional Shares relating thereto, including voting rights, dividend rights, the right to transfer the Shares and rights arising on the liquidation of the Company, prior to the Vesting of such an Award or relevant portion thereof.

3.5.	The Vesting of the Conditional Shares which comprise an Award in terms of Rule 3.1.1.3 will in all instances be subject to the fulfilment of the Employment Condition and in some cases to the satisfaction of the Performance Condition(s) as determined by RemCom in accordance with Rule 7.2.
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4.	PLAN LIMITS

4.1.	Overall Company Limit

4.1.1.	Subject to Rule 4.3, the maximum aggregate number of Shares which may at any time be Settled in respect of this Plan to all Participants shall not exceed 32 000 000 (thirty two million) Shares representing approximately 5% (five per cent) of the Company’s total issued share capital as at 30 June 2022.

4.1.2.	To determine whether the limit referred to in Rule 4.1.1 has been reached, only the actual number of new Shares allotted and issued by the Company in Settlement of the Awards under this Plan shall be taken to account.

4.1.3.	For the avoidance of doubt, the limit referred to in Rule 4.1.1 shall exclude the following:

4.1.3.1.	Shares purchased in the market as contemplated in Rule 7.5.1 in Settlement of this Plan; and

4.1.3.2.	Conditional Shares comprising Awards under the Plan to the extent that the Awards (or parts thereof) are forfeited by a Participant, as no Shares would have been Settled as consequence of the forfeiture of these Awards (or parts thereof).

4.2.	Individual limit

Subject to the provisions of Rule 4.3.2, the maximum number of Shares which are Settled in respect of any single Participant under this Plan over any given period of 5 (five) years shall not exceed 320 000 (three hundred and twenty thousand) Shares being 1% (one per cent) of 32 000 000 (thirty two million) Shares. At the end of each 5 (five) year period the Participant in question shall be subject to a new limitation of 1% (one per cent) of 32 000 000 (thirty two million) Shares. For the avoidance of doubt, Conditional Shares which are the subject of Awards which are forfeited and accordingly, are not Settled, will not be included in the aforementioned limit. In the event of a discrepancy between the number of Shares and the percentage of the amount of 320 000 (three hundred and twenty thousand) Shares, which such number represents, the number will prevail.

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4.3.	Adjustments

4.3.1.	The RemCom must, where required by the board of Directors, adjust the number of Shares available for the Plan stated in Rule 4.1 (without the necessity for the prior approval of shareholders of the Company), to take account of a sub-division or consolidation of the Shares of the Company, a Capitalisation Issue, a dividend in specie, a Rights Issue or a scheme of arrangement as contemplated in section 114 of the Act, including a reduction in the capital of the Company. Such adjustment should give a Participant entitlement to the same proportion of the Shares available to the Plan to which a Participant was previously entitled.

4.3.2.	The RemCom must, where required by the board of Directors, adjust the number of Shares which comprise the individual limit stated in Rule 4.2 (without the necessity for the prior approval of shareholders of the Company) to take account of a Capitalisation Issue, a dividend in specie, a Rights Issue or a scheme of arrangement as contemplated in section 114 of the Act, including a reduction in the capital of the Company. Such adjustment should give a Participant entitlement to the same proportion of the Shares available to the Plan to which a Participant was previously entitled.

4.3.3.	The Auditors, or other independent advisor acceptable to the JSE, shall confirm to the JSE in writing that any adjustment made in terms of Rules 4.3.1 and 4.3.2 has been made in accordance with the Rules.

4.3.4.	The issue of Shares as consideration for an acquisition, and the issue of Shares for cash (other than a Rights Issue) or a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to the limits stated in Rules 4.1 and 4.2.

4.3.5.	Any adjustments made in terms of Rules 4.3.1 and 4.3.2 must be reported on in the Company’s annual financial statements in the year during which the relevant adjustment is made.
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5.	AWARDS OF CONDITIONAL SHARES

5.1.	Time when Awards may be made

An Employee may be selected for participation in the Plan, and an Award may be made to an Employee in accordance with Rule 3 on any day which does not fall in a Closed Period or Prohibited Period, or by statute, order, regulation or directive, or by any corporate governance code adopted by the Company relating to dealings in securities, or the JSE Listings Requirements, as the case may be.

5.2.	Award Letter

5.2.1.	Award Letters shall be in writing and shall specify the terms of the Award including, as applicable:

5.2.1.1.	the name of the Employee;

5.2.1.2.	the Award Date;

5.2.1.3.	the number of Conditional Shares which comprise the Award;

5.2.1.4.	the Vesting Date(s);

5.2.1.5.	the Employment Period(s);

5.2.1.6.	the Performance Condition(s) and Performance Period(s); and

5.2.1.7.	any other relevant terms.

5.2.2.	An Award shall be personal to the Employee to whom the Award Letter is addressed and may only be acted on by such Employee.

5.2.3.	An Award Letter shall:

5.2.3.1.	indicate that the Employee will be deemed to have Accepted the Award unless declined by the Employee in writing to the Employer Company within a period of not more than 10 (ten) days after the Award Date; and

5.2.3.2.	state that the Award is made on the terms and subject to the conditions of the Rules of the Plan.
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5.3.	If an Award Letter specifies any period which would end during a Prohibited Period, the period specified in the Award Letter shall be postponed until the third business day following the expiry of the Prohibited Period concerned.

5.4.	The Participant will give no consideration to the Company for the Award.

5.5.	The Award Letter will also stipulate the various options which the Participant has in respect of settling any Costs and Expenses arising from the Vesting of his Conditional Shares.

6.	SETTING OF PERFORMANCE CONDITION(S)

6.1.	The Vesting of an Award may, in addition to the fulfilment of the Employment Condition, be subject to the satisfaction of Performance Conditions, and any other terms specified by the RemCom.

6.2.	Any such Performance Conditions and further condition(s) imposed under Rule 6.1 shall be:

6.2.1.	objective; and

6.2.2.	set out in, or attached in the form of a schedule to, the relevant Award Letter.

6.3.	Should an event occur at any time during the Performance Period(s) which causes the RemCom to consider that the Performance Condition(s) imposed under Rule 6.1 is(are) no longer appropriate, the RemCom may substitute or vary the Performance Condition(s) in such a manner as:

6.3.1.	is reasonable in the circumstances; and

6.3.2.	produces a fairer measure of performance and is not materially less or materially more difficult to satisfy.

6.4.	The relevant Award will then continue to be effective as of the Award Date, but subject to the imposition of the Performance Condition(s) as so substituted or varied and communicated in writing by the Company to the Participant.

6.5.	The maximum vesting which is permissible under any Performance Condition is 200% (two hundred percent) of the Conditional Shares comprising an Award.
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7.	REVIEW OF PERFORMANCE CONDITION(S) AND VESTING OF AWARDS

7.1.	Subject to Rule 9.2.4 and Rule 10, an Award (or part thereof if different Employment Periods and/or Performance Conditions have been specified as regards different portions of the Conditional Shares subject to the Award) will Vest on the later of:

7.1.1.	the date or dates on which the Participant has satisfied the Employment Condition(s) as specified in the Award Letter; and

7.1.2.	to the extent applicable, the date on which the RemCom determines that the Performance Condition(s) which have been imposed by the RemCom, have been satisfied by the relevant Participant, provided that if that determination occurs during a Prohibited Period or a Prohibited Period commences before the Vesting Notice is given, the Vesting shall be deferred until the 3rd (third) day after the end of the Prohibited Period.

7.2.	As soon as reasonably practicable after the end of the Performance Period in relation to an Award, the RemCom shall review the Performance Condition(s) as specified in the relevant Award Letter and any other conditions specified by the RemCom in terms of Rule 6.1 and determine the extent to which these Performance Condition(s) and any other conditions has(have) been satisfied.

7.3.	If the RemCom is satisfied that the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1, have been satisfied or partially satisfied as regards any Conditional Shares (if different Employment Periods and/or Performance Conditions have been specified as regards different portions of the Conditional Shares subject to the Award), the RemCom shall in its sole and absolute discretion determine the number of Conditional Shares that will Vest for that Participant as a result of such satisfaction, as well as the number of Additional Shares that will Vest as a result, and notify that Participant in writing of this fact and the Vesting Date and the period within which the elections contemplated in Rule 8.1 may be made, as soon as is reasonably practicable after the RemCom’s determination pursuant to this Rule 7.3 has been made and the Vesting Date is known. If after having given the Vesting Notice, a Prohibited Period intervenes during the period within which the elections contemplated in Rule 8.1 may be made, the Company shall give written notice of that intervening Prohibited Period to the Participants to whom the Vesting Notice was given and who are affected by that Prohibited Period.
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7.4.	If the RemCom is satisfied that the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1 have not been fulfilled, the portion of the Award linked to the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1, will not Vest. The Participant will be notified in writing by the Employer Company of such fact.

7.5.	Following the Vesting of an Award, the Company shall –

7.5.1.	unless RemCom decides that the Shares should be acquired in the market (in which case they will be acquired, subject to any Prohibited Period), as soon as reasonably possible after the Vesting Date, subject to any Prohibited Period, allot and issue the Conditional Shares which have Vested as regards a Participant in the name of a nominee company, as nominee for the Participants unless they are Participants awarded ADRs, in which case as nominee for the depositary bank which will issue the ADRs to the Participant, in order to facilitate Settlement. To ensure that the benefits of the Conditional Shares accrue for the benefit of Participants from the Vesting Date, the Company may borrow sufficient Shares until the allotment and issue and listing of the requisite Shares occurs, and in such event the allotment and issue shall be made to the securities lender as principal to enable repayment of the securities loan. The costs of the borrowing will be for the account of the Employer Companies concerned; and

7.5.2.	apply for the listing of those Shares which it allots and issues.

8.	ELECTION AND SETTLEMENT

8.1.	Following the Vesting of an Award and the issuing of the Vesting Notice, the Participant shall be entitled by written notice to be given by the Participant to the Company by completing the electronic form on the Sasol website (or by such other means as may be determined by the Company from time to time) within the period specified in the Vesting Notice (provided that if after the Vesting Notice is given, a new Prohibited Period intervenes, no written election may be made by a Participant affected by such Prohibited Period during such Prohibited Period, but the period referred to in the Vesting Notice for making the elections contained in this Rule 8.1, shall be extended, as regards any Participant affected by that Prohibited Period, to the 3rd (third) day after such new Prohibited Period, to instruct the Company, subject to Rule 8.4, either that –
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8.1.1.	all the Shares notified in the Vesting Notice to that Participant, shall be sold by the Company and the Participant authorises the Company to use the proceeds, to the extent necessary, to settle the Costs and Expenses;

8.1.2.	some of the Shares notified in the Vesting Notice to that Participant, shall be sold by the Company. The balance of the Shares shall be transferred as contemplated in Rule 8.10.2, provided that unless the Participant pays an amount equal to the Costs and Expenses to the Company prior to Settlement or authorises the Company in writing prior to Settlement to deduct the amount due in respect of Costs and Expenses from the Participant’s remuneration or any other amount due by the Employer Company to the Participant, the Participant will, notwithstanding that the Participant may have made the election in this Rule 8.1.2 in respect of a lesser number of Shares than would be necessary to cover the Costs and Expenses, be deemed to have authorised the Company to sell as many Shares as will cover the Costs and Expenses and to use the proceeds to settle the Costs and Expenses;

8.1.3.	the Shares shall be transferred as contemplated in Rule 8.10.3, provided that unless the Participant pays an amount equal to the Costs and Expenses to the Company prior to Settlement or authorises the Company in writing prior to Settlement to deduct the amount due in respect of Costs and Expenses from the Participant’s remuneration or any other amount due by the Employer Company to the Participant, the Participant will, notwithstanding that the Participant may have made the election in this Rule 8.1.3, be deemed to have authorised the Company to sell as many Shares as will cover the Costs and Expenses and to use the proceeds to settle the Costs and Expenses.

8.2.	If any Participant does not give the notice contemplated in Rule 8.1 within the period referred to in that Rule, that Participant shall be deemed to have elected the option in Rule 8.1.1, unless that would have the result that the Participant would not be in compliance with the minimum shareholding requirement or post-retirement holding period referred to in Rule 8.4, in which case the Participant’s election shall be deferred in respect of such portion that will enable the Participant to be in compliance with such minimum shareholding requirement or post-retirement holding period, save to the extent necessary to cover Costs and Expenses.
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8.3.	The Company will not give any reminders to Participants about exercising the elections in Rule 8.1.

8.4.	No Participant who is required, by reason of his employment or office or otherwise, to hold a minimum number of Shares in the Company and/or retain Shares after termination of employment, shall be entitled to give any notice referred to in Rule 8.1.1 or Rule 8.1.2, if any sale would have the result that the Participant would not be in compliance with that requirement, save to the extent necessary to cover Costs and Expenses.

8.5.	After the period for making the election in Rule 8.1, the Company will act in accordance with those elections or where elections are not timeously made, in accordance with Rule 8.2, in a manner that in the Company’s sole and absolute discretion results in the relevant group of Participants referred to in Rule 8.6, being treated in the fairest manner possible. Sales will be delayed until the 3rd (third) day after the end of Prohibited Period, unless the Participant made the election referred to in Rule 8.1 before the commencement of the Prohibited Period and the Company is unable to reverse the sales process.

8.6.	For the purpose of determining the fairest manner referred to in Rule 8.5, all Participants requiring Shares to be sold and who received a Vesting Notice on or around the same date and who –

8.6.1.	do not become subject to a Prohibited Period which occurs after the Vesting Notice shall be treated as a group; and

8.6.2.	become subject to the same Prohibited Period which occurs after the Vesting Notice, shall be treated as a group.

8.7.	If the Remcom directs that Shares should be acquired in the market, the Employer Company will incur an expense by paying for such acquisition. In any other case, the Employer Company will make a cash contribution to the Company equal to the subscription price of the total number of Shares which Vested in respect of any Participants employed by that Employer Company.

8.8.	In circumstances where the tax and/or regulatory requirements of a particular jurisdiction where a Participant is employed by an Employer Company makes Settlement impossible or impractical, the Company can determine in its sole and absolute discretion alternative arrangements for Settlement. Where appropriate, the terms and conditions of such Award may be set out in a separate Country Schedule, approved by the Employer Company.
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8.9.	The Participant is liable for all Costs and Expenses. In order for the Participant to meet the Costs and Expenses, the Company is authorised to deduct from the proceeds of any sales contemplated in Rule 8.1.1 or 8.1.2 (read with Rule 8.10.3) or the proviso contemplated in Rule 8.1.3, all such Costs and Expenses.

8.10.	No Settlement will take place unless and until a final tax directive, if applicable, has been obtained from the relevant tax authority(ies) as to the tax due by such Participant whether with regard to any Award or otherwise. When there is a shortfall relating to a Participant’s tax liability, further Shares may be sold to enable Rule 8.8 to be complied with.

8.11.	Settlement shall not occur until all the Shares required to be sold by Participants who received a Vesting Notice on or around the same date, have been sold. Settlement shall occur on the Settlement Date, subject in the case of each Participant to compliance with Rules 8.4 and 8.8, if the Participant makes the election in –

8.11.1.	Rule 8.1.1, by the deduction to the extent necessary of the Costs and Expenses from the proceeds of the sale and as to the balance by payment to the Participant;

8.11.2.	Rule 8.1.2, by the deduction to the extent necessary of the Costs and Expenses from the proceeds of the sale and if the proceeds were not sufficient from an additional disposal applying the proviso in Rule 8.1.3 mutatis mutandis and as to the balance, if any, by payment to the Participant and as to the Shares not sold, in the case of –

8.11.2.1.	Participants awarded ADRs, they will be transferred on the Settlement Date to the depositary bank which will issue the ADRs to the Participant concerned;

8.11.2.2.	the other Participants, will be transferred on the Settlement Date into the name of the Participant or its CSDP, as directed in the written notice given by the Participant;

8.11.3.	Rule 8.1.3, to the extent that the proviso applies, by the deduction to the extent necessary of the Costs and Expenses from the proceeds of the sale and as to the balance, if any, to the Participant and as to the Shares not sold, in the case of –
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8.11.3.1.	Participants awarded ADRs, they will be transferred on the Settlement Date to the depositary bank which will issue the ADRs to the Participant concerned;

8.11.3.2.	the other Participants, will be transferred on the Settlement Date into the name of the Participant or its CSDP, as directed in the written notice given by the Participant.

8.12.	The Company shall use reasonable endeavours to ensure that Settlement occurs within 30 (thirty) days from the Vesting Date, subject to the provisions of this Plan.

8.13.	No interest shall be payable to any Participant for any reason whatsoever.

9.	TERMINATION OF EMPLOYMENT

9.1.	Bad leavers

If a Participant’s employment with any Employer Company terminates before the Vesting Date as a consequence of:

9.1.1.	his resignation;

9.1.2.	his dismissal by the Employer Company on grounds of misconduct, proven poor performance or proven dishonesty or fraudulent conduct or conduct against the interest of the Group or its shareholders;

9.1.3.	an agreement entered between the Employer Company and the Participant in terms of which a Participant’s employment is terminated by mutual agreement, other than retrenchment;

9.1.4.	his abscondment; or

9.1.5.	any other reason other than those stated in Rule 9.2,

then, unless otherwise determined by Remcom in its sole and absolute discretion, all unvested Awards allocated to that Participant will be forfeited in their entirety by that Participant immediately on the Date of Termination of Employment. For the avoidance of doubt, any Awards allocated to that Participant which have already Vested will be unaffected by this Rule 9.1.

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9.2.	Good leavers

9.2.1.	If a Participant’s employment with any Employer Company terminates before the Vesting Date as a consequence of:

9.2.1.1.	his death;

9.2.1.2.	his Retirement;

9.2.1.3.	his retrenchment, as determined to the satisfaction of the RemCom;

9.2.1.4.	his being injured, having a disability or ill-health, in each case as certified by a qualified medical practitioner nominated by the relevant Employer Company or otherwise determined to the satisfaction of the RemCom;

9.2.1.5.	the Participant’s Employer Company ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group; or

9.2.1.6.	the Employer Company making a determination to terminate his employment, in its sole and absolute discretion, for any other reason,

the unvested Awards allocated to that Participant will be dealt with by the Company pursuant to Rules 9.2.2, and/or 9.2.3, as the case may be.

9.2.2.	If the Participant’s employment with an Employer Company is terminated for any of the reasons referred to in Rule 9.2.1 within 270 (two hundred and seventy) days of the Award Date (calculated by applying Rule 2.6), the Award made to the Participant on that Award Date will be forfeited in its entirety on the Date of Termination of Employment. For the avoidance of doubt, any Awards allocated to that Participant which have already Vested will be unaffected by this Rule 9.2.2.

9.2.3.	If the Participant’s employment is terminated as contemplated in Rule 9.2.1.2, 9.2.1.3, 9.2.1.4, 9.2.1.5, 9.2.1.6 or 9.2.1.7, as the case may be,after 270 (two hundred and seventy) days of the Award Date (calculated by

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applying Rule 2.6), the Participant will continue to participate in the Plan, in terms of the Rules, beyond the Date of Termination of Employment except that the Employment Condition(s) will no longer apply, unless the Remcom determines in its sole and absolute discretion that the relevant portion of his Award(s) shall Vest in accordance with Rule 9.2.4.

9.2.4.	If the Participant’s employment is terminated as contemplated in Rule 9.2.1.1 occurring after 270 (two hundred and seventy) days of the Award Date (calculated by applying Rule 2.6), the relevant portion of his Award(s) shall Vest as soon as reasonably possible after the Date of Termination of Employment, but after the RemCom has determined in its sole and absolute discretion the extent to which the Performance Condition(s) and any other conditions specified by the RemCom in terms of Rule 6.1 have been satisfied in accordance with Rule 7.5 and the portion which shall Vest. The remaining portion of the Award will be forfeited in its entirety on the Date of Termination of Employment; provided that the RemCom may decide that the complete Award (and not a portion thereof) will Vest in that Participant pursuant to Rule 7.1.

9.3.	For the purposes of this Rule 9, a Participant will not be treated as ceasing to be an Employee of an Employer Company if, on the same date on which he ceases to be an Employee of an Employer Company, he is employed by another Employer Company.

10.	CHANGE OF CONTROL

10.1.	In the event of a Change of Control of the Company occurring before a particular Vesting Date which directly results in:

10.1.1.	the Shares ceasing to be listed on the JSE;

10.1.2.	the Majority of Operations of the Company being merged with those of another company or companies; or

10.1.3.	the Plan being terminated;

a portion of the Award held by a Participant will Vest as soon as reasonably practicable after the Change of Control Date, provided that the RemCom has determined in its sole and absolute discretion the extent to which the Performance Condition(s) set by the

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RemCom in terms of Rule 6.1 have been met in accordance with Rule 7 and the portion of the Award which will Vest.

10.2.	To the extent that there is more than one Vesting Date and more than one Employment/Performance Period in respect of a particular Award, the determination of what portion of the Award which shall Vest in the Participant shall be carried out in respect of each such Condition /Period by the RemCom in its sole and absolute discretion.

10.3.	The portion of the Award that does not Vest in a Participant as a result of the Change of Control will, except on the termination of the Plan as envisaged in Rule 10.1.3 in which case such Award will be forfeited by the Participant, continue to be subject to the terms of the Award Letter relating thereto unless the RemCom determines that the terms of the Award Letter relating thereto are no longer appropriate. In that case the RemCom shall make such adjustments to the number of Conditional Shares or convert Awards into awards in respect of shares in one or more other companies in the Group, provided that the Participants are no worse off than they would have been had there been no Change of Control. The RemCom may also vary the Performance Condition(s) relating to the Award in accordance with Rule 6.

10.4.	If any other event happens which may affect the Awards, including the Shares ceasing to be listed on the JSE (unless pursuant to a Change of Control as referred to in Rule 10.1.1), there being an internal restructuring of the Group or any other event which does not involve:

10.4.1.	any Change of Control; or

10.4.2.	any change in the ultimate Control of the Company; or

10.4.3.	a Change of Control which does not result directly in an event specified in Rule 10.1.1, 10.1.2 or 10.1.3,

the Award held by a Participant shall not Vest as a consequence of that event and shall continue to be governed by the Rules of the Plan. However, the RemCom may take such action as it considers appropriate in its sole and absolute discretion to protect the interests of Participants following the occurrence of such event, including converting Awards into awards in respect of shares in one or more other companies in the Group, provided that the Participant is no worse off than he would have been had had there been no occurrence of such event. The RemCom may also vary the Performance Condition(s) relating to

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Conditional Shares in accordance with Rule 6.3 as long as the Participant in aggregate is not worse off.

11.	VARIATION IN SHARE CAPITAL AND EFFECT ON AWARDS

11.1.	Rights Issue, Capitalisation Issue, subdivision or consolidation of Shares, liquidation, etc.

11.1.1.	In the event of a:

11.1.1.1.	Rights Issue; or

11.1.1.2.	Capitalisation Issue; or

11.1.1.3.	subdivision of Shares; or

11.1.1.4.	consolidation of Shares; or

11.1.1.5.	the Company entering into a scheme of arrangement as contemplated in section 114 of the Act; or

11.1.1.6.	the Company making distributions, including a reduction of capital and a distribution in specie,

11.1.2.	Participants shall continue to participate in the Plan. The RemCom may make such adjustment as it considers appropriate to the number of Conditional Shares (excluding Additional Shares) comprised in the relevant Award to place Participants in no worse a position than they were prior to the occurrence of the relevant event. For the avoidance of doubt, no adjustment shall apply to any Additional Shares. The Auditors, or other independent advisor acceptable to the JSE, shall confirm to the JSE in writing that any adjustment made in terms of Rule 11 has been properly calculated, in accordance with the Rules.

11.2.	The issue of Shares as consideration for an acquisition, and the issue of Shares for cash (other than a Rights Issue) and the issue of Shares for a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to Awards.

11.3.	The Company shall notify the Participants of any adjustments which are made under Rule 11.1.
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12.	FORFEITURE AND LAPSE OF AWARDS

12.1.	Notwithstanding any other provision of the Rules, an Award shall lapse on the earliest of:

12.1.1.	the date on which the RemCom determines in its sole and absolute discretion that the Performance Condition(s) imposed by RemCom under Rule 6.1, in relation to Conditional Shares, has(have) not been satisfied either in whole or in part in respect of the Award and can no longer be satisfied;

12.1.2.	subject to Rules 8 and 10, the Date of Termination of Employment;

12.1.3.	the Liquidation Date; and

12.1.4.	any other date provided for under these Rules.

12.2.	If the Company is placed into liquidation, other than for purposes of reorganisation, an Award of Conditional Shares shall ipso facto lapse as from the Liquidation Date.

13.	FURTHER CONDITIONS

13.1.	Where the Company incurs costs in relation to the Settlement of an Award, whether in the form of the cash contribution or otherwise which do not form part of the Costs and Expenses recoverable from a Participant, the Company will recharge such costs to the relevant Employer Company in terms of the applicable Recharge Policy.

13.2.	If Vesting or Settlement should -

13.2.1.	be in contravention of any code adopted by the Company relating to dealings in securities by Directors; or

13.2.2.	be prohibited by insider trading legislation or any other legislation or regulations,

Vesting or Settlement shall be postponed until the 3rd (third) Business Day following the expiry of such event.

13.3.	The rights of Participants under this Plan are determined exclusively by these Rules as read with the Award Letters.
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13.4.	Except as otherwise provided in the Rules, the Participant has no right to any compensation, damages or any other sum or benefit by reason of the fact that:

13.4.1.	he ceased to be a Participant in the Plan; or

13.4.2.	any of his rights or expectations under this Plan were reduced or lost; or

13.4.3.	in the past the Company had notified him of his options contemplated in Rule 8.1, but the Company failed to do so on any one or more other occasions; or

13.4.4.	the Company failed to sell any of the Shares in respect of which a notice contemplated in Rule 8.1.1 or 8.1.2 was given by a Participant or in respect of which a deemed election to sell became applicable as contemplated in the proviso to Rule 8.1.2 or Rule 8.1.3, within a reasonable time or sold them at a price which was less than the price which would have been obtained had the Company sold those Shares at an earlier or a later date.

13.5.	Where a Participant is transferred from one Employer Company to another Employer Company:

13.5.1.	all Awards granted to such Participant by the first Employer Company shall remain in force on the same terms and conditions as set out in these Rules and the relevant Award Letter; and

13.5.2.	the second Employer Company shall assume a pro rata portion of the first Employer Company's obligations in respect of the relevant Awards in consideration for obtaining the Participant's services from the first Employer Company.

14.	DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS

The Company shall disclose in its annual financial statements, to the extent required by the Act or the JSE Listings Requirements, the number of Shares that may be utilised for purposes of the Plan at the beginning of the accounting period, changes in such number during the accounting period (including by reason of consolidations or sub-divisions) and the balance of Shares available for utilisation for purposes of the Plan at the end of the accounting period.

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15.	AMENDMENTS AND TERMINATION

15.1.	Subject to the provisions of this Rule 15, the RemCom may at any time, alter, vary or add to these Rules as it thinks fit. Amendments to these Rules may only affect Awards to Participants that have already been made, subject to the respective applicable JSE Listings Requirements; provided that, if an amendment is to the material disadvantage of Participants, as proven to the Company by any Participants, a majority of Participants materially disadvantaged by the amendment shall have approved such amendment.

15.2.	Except as provided in Rule 15.3 the provisions relating to:

15.2.1.	the category of persons who are eligible for participation in the Plan as envisaged in Rule 2.1.22;

15.2.2.	the number of Shares that may be utilised for the Plan as envisaged in Rule 4.1;

15.2.3.	the individual limitations on benefits or maximum entitlements to Shares envisaged in Rule 4.2;

15.2.4.	the voting, dividend and other rights attached to the Awards, including those arising on a liquidation of the Company, envisaged in Rules 3.4 and 12.1.3;

15.2.5.	the basis for determining Awards as stipulated in Rule 3.1;

15.2.6.	the adjustment of Awards and price in the event of a variation of capital of the Company as stipulated in Rule 4.3;

15.2.7.	the procedure to be adopted in respect of the Vesting of Conditional Shares in the event of a Change of Control as stipulated in Rule 10.1, or in any other event which may affect the Awards (excluding a Change of Control) as stipulated in Rule 10.4;

15.2.8.	the procedure to be adopted in respect of the Vesting of Conditional Shares in the event of the termination of employment as envisaged in Rule 9; and

15.2.9.	the terms of this Rule 15.2,

may not be amended without the prior approval of the JSE and by ordinary resolution of shareholders of the Company entitled to exercise at least 75% (seventy five percent) of the

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voting rights exercisable on that decision, excluding all of the votes attached to all Shares owned and controlled by persons who are existing Participants in the Plan and which have been acquired under the Plan.

15.3.	The RemCom may make minor amendments to these Rules for ease of the administration of the Plan, to comply with, or take account of, the provisions of any proposed or existing legislation or, subject to JSE approval, to obtain or maintain favourable taxation or regulatory treatment of any Company or any Employer Company or any present or future Participant.

15.4.	The RemCom may terminate the Plan at any time, but Awards granted to Participants before such termination will continue to be valid and shall be dealt with in terms of the Rules of the Plan.

16.	DOMICILIUM AND NOTICES

16.1.	The parties choose domicilium citandi et executandi for all purposes arising from this Plan, including, without limitation, the giving of any notice, the delivery of Shares, the serving of any process, as follows:

16.1.1.	the Company, the Company Secretary and the RemCom: Sasol Place

50 Katherine Street
Sandton

Tel: +27 010 3445000

16.1.2.	each Participant - The physical address and electronic address from time to time reflected in the Employer Company's payroll system from time to time.

16.2.	Any of the above parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other physical address within the Republic of South Africa and/or (in the case of a Participant) his electronic address; provided that in the case of a Participant such variation is also made to his details on the Employer Company's payroll system.

16.3.	Any notice given and any delivery made by any of the above persons to any other which:
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16.3.1.	is delivered by hand during the normal business hours of the addressee at the addressee's domicilium for the time being shall be rebuttably presumed to have been received by the addressee at the time of delivery;

16.3.2.	is delivered by courier during the normal business hours of the addressee at the addressee's domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the 3rd (third) day after the date of the instruction to the courier to deliver to the addressee; and

16.3.3.	is posted by prepaid registered post from an address within the Republic of South Africa to the addressee at the addressee's domicilium for the time being shall be rebuttably presumed to have been received by the addressee on the 7th (seventh) day after the date of posting.

16.4.	Any notice given that is transmitted by electronic mail to the addressee at the addressee's electronic address for the time being shall be rebuttably presumed until the contrary is proved by the addressee to have been received by the addressee on the date of successful transmission thereof.

16.5.	In the case of any notice or document given to the Company pursuant to the Plan, delivered or sent by post to its registered office or such other address as may be specified by the Company, such notice or document:

16.5.1.	must be marked for the attention of the Company Secretary; and

16.5.2.	will not be deemed to have been received before actual receipt by the Company Secretary.

16.6.	Notwithstanding anything to the contrary herein contained, a written notice or document which is actually received by a person shall be adequate for purposes of this Plan notwithstanding that such notice or document was not received at that party’s domicilium citandi et executandi.

17.	DISPUTES

17.1.	Any dispute arising under the Plan shall be decided by arbitration in the manner set out in this Rule 17 (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction).
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17.2.	The arbitration shall be held subject to the provisions of this Plan -

17.2.1.	at Johannesburg;

17.2.2.	informally;

17.2.3.	otherwise in accordance with the provisions of the Arbitration Act, No. 42 of 1965,

it being the intention of the parties that, if possible, the arbitration shall be held and concluded within 21 (twenty-one) Business Days, after it has been demanded.

17.3.	The arbitrator shall be, if the question in issue is:

17.3.1.	primarily an accounting matter, an independent accountant with not less than 15 (fifteen) years’ experience agreed upon between the parties. In the event that the parties cannot agree within 7 (seven) Business Days, a chartered accountant to be nominated by the Chairperson (or if his title has changed, or if this office no longer exists, the equivalent office no matter what it may be titled) for the time being of the South African Institute of Chartered Accountants;

17.3.2.	primarily a legal matter, a practising senior counsel or attorney with no less than 15 (fifteen) years standing agreed upon between the parties. In the event that the parties cannot agree within 7 (seven) Business Days, a practising attorney nominated by the President (or if this title has changed, or if this office no longer exists, the equivalent office no matter what it may be titled) for time being of the Law Society of the Northern Provinces or instead the relevant Provincial Council once established under the Legal Practices Act, 2014;

17.3.3.	any other matter, an independent person agreed upon between the parties.

17.4.	An aggrieved party may appeal against the arbitration award within 10 (ten) Business Days after receipt of the arbitration award by lodging a notice of appeal with the other party.

17.5.	Any party to the arbitration shall be entitled to have the arbitration award made an order of court of competent jurisdiction.
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17.6.	Where an appeal is made, 2 (two) practising senior counsel of at least 15 (fifteen) years standing shall be appointed as chairpersons of the appeal. If the parties are unable to agree on the chairpersons for the appeal the provisions of Rule 17.3 shall mutatis mutandis apply with the changes required by the context. The chairpersons shall meet the parties within 7 (seven) Business Days after their appointment to determine the procedure for the appeal.

18.	GOVERNING LAW

South African law governs the Plan.

This Plan was duly adopted at the annual general meeting of Sasol Limited held on 2 December 2022 and was available for inspection at the Company’s registered office for at least 14 (fourteen) days prior to the annual general meeting.

Michelle du Toit

Group Company Secretary

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